EXHIBIT 99.1

TUT SYSTEMS, INC. REPORTS FIRST QUARTER 2004 RESULTS

Lake Oswego, Oregon, April 26, 2004 —– Tut Systems, Inc. (Nasdaq: TUTS), today announced its first quarter results for 2004. Revenue for the quarter ended March 31, 2004 was $6.2 million compared with revenue of $6.6 million for the quarter ended March 31, 2003. This represents a  decrease in revenue of 6% when compared with the first quarter of 2003 and a 33% decrease when compared with fourth quarter 2003 revenues of $9.2 million.

Net loss for the three months ended March 31, 2004 was $(4.4) million or $(0.22) per basic and diluted share.  This compares with the net loss for the three months ended March 31, 2003 of $(2.2) million or $(0.11) per basic and diluted share.

First Quarter Conference Call Information

Tut Systems will host a conference call to discuss first quarter results beginning today at 2:00 pm Pacific time. For callers within the United States, please dial 800-939-8871 at least 5 minutes before start time or visit http://www.tutsystems.com.  International participants may dial 706-643-1559 or visit http://www.tutsystems.com.

For callers within the United States accessing the conference call replay, please dial 800-642-1687, conference identification code, 3597971. International participants may dial +1-706-645-9291. The replay will be available at http://www.tutsystems.com two hours after the call ends for at least one week.

Recent Announcements:

Significant announcements from Tut Systems since the fourth quarter earnings release include:

2/3/04	Isrighthere and COLT Telecom Select Tut Systems Products to Roll out High Speed Internet to Europe's Leading Hotels
2/11/04	Tut Systems Introduces New LAN Extension Products for Connecting Campus Networks
2/17/04	Tut Systems Deploys IP TV Solution at Kaplan Telephone
2/18/04	Tut Systems Introduces Service Management Platform for Wired and Wireless High-Speed Internet Access in Hotels
3/22/04	FTTH Communications Launches Wholesale Broadcast TV and VOD to Service Providers in the Upper Midwest With Tut Systems, ViewNow and Kasenna
3/30/04	Cameron Communications Captures 30% Market Share Using Tut Systems' Digital TV Headend for Video Over DSL
4/6/04	D&E Communications Deploys Tut Systems Digital TV Platform to Deliver Triple Play Services
4/13/04	Tut Systems Launches a Major Expansion of Its Astria(R) Digital Video Processing Solution
4/15/04	Tut Systems Debuts New Astria(R) Content Processor Family of Video Processing Solutions at NAB 2004

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers industry leading content processing and distribution products for deploying next-generation data and video services over broadband networks. Tut Systems products are used by telecommunications, cable, entertainment and communications companies, as well as government agencies from around the world, to enable the delivery of broadcast-quality video over any broadband network.

Tut Systems is headquartered in Lake Oswego, OR and on the Internet at <http://www.tutsystems.com>. Tut Systems may be contacted at 503-594-1400 or 800-998-4888.

- FINANCIAL TABLES FOLLOW -

Contact:

Randy Gausman

Chief Financial Officer

Tut Systems

(503)-594-1400

RandallG@VideoTele.com

Jeff Schline

Manager, Corporate Communications

Tut Systems

(503) 594-1364

jschline@VideoTele.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2003	2004
Revenues:
Product	$6,401	$6,159
License and royalty	200	18
Total revenues	6,601	6,177

Cost of goods sold:	3,259	5,129

Gross profit	3,342	1,048
	50.6%	17.0%
Operating expenses:
Sales and marketing	1,927	1,905
Research and development	2,086	1,822
General and administrative	1,202	1,117
Impairment of intangible assets	—	202
Amortization of intangible assets	459	396
Total operating expenses	5,674	5,442

Loss from operations	(2,332)	(4,394)
Interest and other (expense) income, net	101	(56)
Net loss	$(2,231)	$(4,450)

Net loss per share, basic and diluted	$(0.11)	$(0.22)

Shares used in computing net loss, basic and diluted	19,801	20,297

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	March 31, 2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,370	$12,270
Accounts receivable, net	7,062	6,083
Inventories, net	4,181	3,972
Prepaid expenses and other	1,026	1,627
Insurance receivable	10,725	10,000
Total current assets	37,364	33,952
Property and equipment, net	1,722	2,078
Intangibles and other assets	3,685	3,103
Total assets	$42,771	$39,133

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$4,571	$5,829
Deferred revenue	253	368
Legal settlement liability	10,725	10,000
Total current liabilities	15,549	16,197
Other liabilities	3,567	3,634
Total liabilities	19,116	19,831

Stockholders’ equity	23,655	19,302
Total liabilities and stockholders’ equity	$42,771	$39,133